Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	William G. Schultz	(952) 996-1674
	David T. McGraw	(952) 996-1674

Communications Systems, Inc. Holds 2012 Annual Shareholders Meeting and Announces Payment of Quarterly Dividend

Minnetonka, Minnesota - May 22, 2012 ― Communications Systems, Inc. (NASDAQ:JCS) held its 2012 Annual Shareholders meeting today. During the meeting management discussed the results for 2011 and outlined future plans. A copy of the Company’s presentation can be found on their website at www.commsystems.com.

In addition to the shareholders meeting presentation the Company has prepared and made available on its website a podcast dated May 22, 2012. This podcast comments on already public information on the Company’s financial results for the year ended December 31, 2011, the three months ended March 31, 2012, and ongoing business at the Company’s three business units. From time to time in the future, the Company may post additional podcasts on its website. Investors may obtain more information about the Company, its financial results, its operations, its businesses and future podcasts from the Company website www.commsystems.com, and by following the Company on Twitter @CommSystemsInc., LinkedIn and YouTube.

At the meeting the Company’s shareholders elected three current Directors; Jeffrey K. Berg, Roger H.D. Lacey, and William G. Schultz to a new three-year term.

Also during the meeting President and CEO William Schultz commented on the financial strength of the Company, the positive long-term outlook, and the Board’s continued support for the dividend. He also announced the Board of Directors approved payment of the quarterly dividend of $.16 per share for record holders of June 15, 2012 with payment on July 2, 2012.

Cautionary Statement
From time to time, in reports filed with the Securities and Exchange Commission, press releases that it issues, podcasts that it prepares and makes available, and in other communications to shareholders or the investing public, Communications Systems, Inc. may make forward−looking statements concerning possible or anticipated future financial performance, business activities or plans that are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. For these forward−looking statements, the Company claims the protection of the safe harbor for forward−looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward−looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward−looking statements when made.

About Communications Systems
Communications Systems, Inc. provides physical connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides the tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.